UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 7, 2013 (August 5, 2013)

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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 7, 2013, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), entered into an Amendment No. 1 (the “Amendment) to the June 17, 2013 Securities Purchase Agreement (“SPA”) and Registration Rights Agreement (“RRA”) with Seow Seng Wei relating to the private placement of up to $6,000,000 of Company securities. In the private placement, the Company would issue up to (i) 750,000 shares of convertible redeemable Series A Preferred Stock (“Series A Preferred Stock”) at a price of $8.00 per share and (ii) warrants (the “Warrants”) to purchase up to 2,625,000 shares of common stock of the Company (the “Common Stock”). The Series A Preferred Stock is convertible into Common Stock at a ratio of 1 preferred share into 10 common shares (subject to standard ratable anti-dilution adjustments). The Warrants will have a three-year term and an exercise price of $0.90 per share.

The closing on the initial tranche of 125,000 shares of Series A Preferred Stock and a Warrant to purchase up to 437,500 shares of Common Stock occurred on June 20, 2013, resulting in gross proceeds of $1,000,000 to the Company.

Pursuant to the Amendment, the closing of the second tranche of the private placement occurred on August 7, 2013. The second tranche consisted of 375,000 shares of Series A Preferred Stock and a Warrant to purchase 1,312,500 shares of Common Stock, resulting in gross proceeds of $3,000,000 to the Company.

Pursuant to the Amendment, the parties have agreed that the closing of the third tranche of the private placement will occur on August 15, 2013.  The third tranche will consist of 250,000 shares of Series A Preferred Stock and a Warrant to purchase 875,000 shares of Common Stock, and will result in gross proceeds of $2,000,000 to the Company.

Pursuant to the Amendment, the parties have agreed that following the closing of the third tranche, the Company will register the shares of Common Stock which may be issued upon (i) conversion of the Series A Preferred Stock, (ii) exercise of the Warrants, and (iii) the payment by the Company of dividends and Make Whole Amounts (if any) on the Series A Preferred. The Amendment requires the Company to file a resale registration statement within five business days after the closing of the third tranche, and to endeavor to have such registration statement to be declared effective on or before the 90th day after the filing date. If such registration statement is not declared effective by such time, the Company has agreed to pay the investor a penalty equal to $60,000 for each month until the registration statement is declared effective.

The foregoing is only a brief description of the material terms of the Amendment, which is filed as an exhibit to this Current Report on Form 8-K. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02	Unregistered Sales of Equity Securities

As disclosed in Item 1.01 above, on August 7, 2013 the Company closed the second tranche of a private placement, resulting in the issuance of of 375,000 shares of Series A Preferred Stock and a Warrant to purchase 1,312,500 shares of Common Stock.

Such securities were offered and sold in reliance upon exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to “accredited investors” (as defined by Rule 501 under the Securities Act).

Item 8.01	Other Events.

On August 7, 2013, Ascent Solar Technologies, Inc. (the “Company”) issued a press release announcing that it regained compliance with the Nasdaq Stock Market Listing Rules that require maintenance of a minimum $1.00 bid price. On August 5, 2013, the Company received notification from The Nasdaq Listing Qualifications department that the Company had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) after maintaining a closing bid price equal to or in excess of $1.00 for a minimum of ten consecutive trading days and that the Company's noncompliance with that rule, as announced on December 7, 2012, had been rectified.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

10.1 Amendment No. 1 to Securities Purchase Agreement and Registration Rights Agreement dated August 7, 2013.

99.1    Press Release titled "Ascent Solar Closes Tranche 2 Financing and Regains Nasdaq Compliance" dated August 7, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

August 7, 2013	By:	/s/ Gary Gatchell
Name: Gary Gatchell
Title: Chief Financial Officer and Secretary